EXHIBIT 23.2


               Consent of Independent Certified Public Accountants



We consent to the reference to our firm under the captions "Risk Factors - History of Operating Losses" and "Experts" in the registration statement on Form S-3 of Children's Broadcasting Corporation for the registration of 150,000 shares of common stock and to the incorporation by reference therein of our report dated February 24, 1998, except for Notes 2, 9, 13 and 16 which are dated March 13, 1998, with respect to the consolidated financial statements of Children's Broadcasting Corporation included in the annual report (Form 10-KSB) for the year ended December 31, 1997.



                                               /s/ BDO Seidman, LLP
                                               --------------------------
                                               BDO Seidman, LLP


Milwaukee, Wisconsin
November 13, 1998